Exhibit 99-2

ARTICLE III
BOARD OF DIRECTORS

SECTION 1.   Number, Qualification and Term of Office.  The business, property and affairs of the Corporation shall be managed by a Board consisting of not less than two or more than nine Directors, except as otherwise provided by statute.  The Board of Directors shall from time to time by a vote of a majority of the Directors then in office fix within the maximum and minimum limits the number of Directors to constitute the Board.  At an annual or special meeting of stockholders a Board of Directors shall be elected by the stockholders or appointed by the other members of the Board of Directors as set forth herein for a term of not to exceed three (3)  years.  Each Director shall serve until his successor is elected and shall qualify.